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                                                              Exhibit (k)(3)(ii)

                        EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT made as of the 25th day of October, 1999, by and between COLONIAL NEW YORK INSURED MUNICIPAL FUND, a Massachusetts business trust (the "Fund"), and COLONIAL MANAGEMENT ASSOCIATES, INC., a Massachusetts corporation (the "Adviser").

WHEREAS, the Fund and the Adviser have separately entered into an Investment Management Agreement of even date herewith (the "Management Agreement"), and a Fee Waiver Agreement of even date herewith (the "Fee Waiver Agreement");

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

1. For the period from the commencement of the Fund's operations through November 30, 2000, the Adviser agrees to reimburse the Fund for expenses (other than Management Fees payable pursuant to the terms of the Management Agreement and the Fee Waiver Agreement) incurred by the Fund in excess of an annual rate of 0.20% of the average weekly net assets of the Fund.

2. This Agreement, and the Adviser's obligation to so waive expenses hereunder, shall terminate on the earlier of (a) November 30, 2000 or (b) termination of the Management Agreement.

3. Except as provided in paragraph 2 above, this Agreement may be terminated only by the vote of (a) the Board of Trustees of the Fund, including the vote of the members of the Board who are not "interested persons" within the meaning of the Investment Company Act of 1940, and (b) a majority of the outstanding voting securities of the Fund.

4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

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5. The Fund's Declaration of Trust is on file with the Secretary of the
Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year above written.

                                        COLONIAL NEW YORK INSURED
                                             MUNICIPAL FUND


                                        By: /s/ Nancy L. Conlin
                                            ------------------------------------
                                            Name: Nancy L. Conlin
                                            Title: Secretary


                                        Attest: /s/ William J. Ballou
                                                --------------------------------
                                           Name: William J. Ballou
                                           Title: Assistant Secretary


                                        COLONIAL MANAGEMENT ASSOCIATES, INC.


                                        By: /s/ Nancy L. Conlin
                                            ------------------------------------
                                            Name: Nancy L. Conlin
                                            Title: Senior Vice President


                                        Attest: /s/ William J. Ballou
                                                --------------------------------
                                           Name: William J. Ballou
                                           Title: Assistant Secretary


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